EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202528, 333-179937 and 333-103451 on Form S-3 and in Registration Statement Nos. 333-183532, 333-126248 and 333-58817 on Form S-8 of our report dated February 12, 2016, relating to the financial statements as of and for the year ended December 31, 2015 of Deepwater Gateway, L.L.C., appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas

February 29, 2016